Exhibit 99.5

Trammell Crow Company

Other Data

(UNAUDITED)

	June 30, 2004	December 31, 2003

Number of Brokers	541	526

Development Inventory (in millions):
In process inventory	$2,360	$2,847
Pipeline inventory	1,888	1,548
Total Inventory	$4,248	$4,395